Exhibit 99.1

Convergys Announces Leadership Succession Plan

Following Nearly 30 Years of Service, President and CEO Andrea Ayers to Depart Convergys

Board Initiates Search for Successor

Company Reaffirms 2017 Guidance

CINCINNATI - January 25, 2018 - Convergys Corporation (NYSE: CVG), a global leader in customer experience outsourcing, today announced that Andrea Ayers will transition from her role as President and Chief Executive Officer following a nearly 30-year career at the Company.

Ayers has been a member of the Convergys team since 1990. She was appointed Chief Executive Officer in October 2012. Over the course of her tenure as CEO, Convergys has strengthened its leadership position as a global provider of customer experience voice and digital services, diversified its client base, increased its vertical capabilities and expanded its geographic reach into new markets, including Asia and Europe. In addition to investing in the business, over this same period the Company has returned more than $500 million in capital to shareholders through share repurchases and annual dividend increases.

“Over the last five years, we have made important progress executing against our strategic plan, and I believe that now is the right time to begin implementing a thoughtful transition to the next leader of Convergys,” said Ayers. “I’m immensely proud of what we have accomplished and also excited to embark on new opportunities after having spent my entire career at Convergys. I would like to thank our growing team of more than 120,000 employees for their hard work and dedication. I know that with their continued support, I will depart a Company that is well positioned for future growth and value creation.”

Jeffrey H. Fox, Chairman of the Convergys Board of Directors, stated, “On behalf of the entire Board, I want to thank Andrea for the leadership and guidance she has provided during a dynamic period in our industry. Her work has strengthened the Company in numerous ways, enabling us to better serve our clients, create new opportunities for employees and deliver value to our shareholders. As we extend our gratitude to Andrea, we also look forward with confidence in the Company and in our strategic direction. We intend to focus our CEO search on premier candidates who have a record of driving top and bottom line growth and bring skills and expertise that will enable us to continue building on Convergys’ market opportunities and competitive strengths.”

The Convergys Board has initiated a search process to identify Ayers’ successor and expects to retain a leading executive search firm to assist with the process. Ayers will continue to lead the Company in her current role President and CEO, as well as a member of the Board of Directors, as long as necessary for transition purposes.

Company Reaffirms 2017 Guidance

In connection with today’s announcement, Convergys has reaffirmed its guidance for the fourth quarter and full year fiscal 2017, as announced on November 7, 2017.

Convergys plans to report its fourth quarter and full year 2017 results and provide its 2018 outlook in February. Details for the associated webcast and investor conference call will be announced at a later date.

About Convergys

Convergys delivers consistent, quality customer experiences in 58 languages and from more than 150 locations around the globe. We partner with our clients to improve customer loyalty, reduce costs, and generate revenue through an extensive portfolio of capabilities, including customer care, analytics, tech support, collections, home agent, and end-to-end selling. We are committed to delighting our clients and their customers, delivering value to our shareholders, and creating opportunities for our talented, caring employees in 33 countries around the world.

Visit www.convergys.com to learn more about us.

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(Convergys and the Convergys logo are registered trademarks of Convergys Corporation).

Forward-Looking Statements Disclosure and "Safe Harbor" Note

This news release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Forward looking statements may be identified by words such as "will," "expect," "estimate," "think," "forecast," "guidance," "outlook," "plan," "lead," "project" or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) adverse effects of our Board of Directors’ search for a new Chief Executive Officer, including the risk that a protracted search could affect our ability to attract and retain clients and employees (ii) the loss of a significant client or significant business from a client; (iii) the future financial performance or outsourcing trends of our largest clients and the major industries that we serve, including continued volatility in volumes with our largest communications clients; (iv) contractual provisions that may limit our profitability or enable our clients to reduce or terminate services; (v) our failure to successfully acquire and integrate businesses; (vi) our inability to protect proprietary or personally identifiable data against unauthorized access or unintended release; (vii) the effects of complying with jurisdiction-specific data privacy requirements, including increased expenses, operational and contractual changes, and diversion of resources; (viii) our inability to maintain and upgrade our technology and network equipment in a timely and cost effective manner; (ix) business and political risks related to our global operations, including ongoing political developments in the Philippines, uncertainty regarding the impact of Britain's vote to leave the European Union (Brexit) or other similar actions by European Union member states, and economic weakness and operational disruption as a result of natural events, political unrest, war, terrorist attacks or other civil disruption; (x) the effects of foreign currency exchange rate fluctuations; (xi) the failure to meet expectations regarding our future tax liabilities, changes in tax laws or regulations that increase our future tax liabilities or the unfavorable resolution of tax contingencies; (xii) adverse effects of regulatory requirements or changes thereto, investigative and legal actions, and other commitments and contingencies; (xiii) costs associated with conversions of our convertible debentures that may occur from time to time; and (xiv) those factors contained in our periodic reports filed with the SEC, including in the "Risk Factors" section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement and we assume no duty to update this information. Our filings and other important information are also available on the investor relations page of our web site at www.convergys.com.

Convergys Corporation Contacts
Investor Relations
David Stein, +1 513-723-7768
investor@convergys.com

or

Public/Media Relations
Krista Boyle, +1 513-723-2061
krista.boyle@convergys.com